EXHIBIT 23(C)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 filed by National City Bancshares, Inc. of our report dated February 24, 1998, on our audit of the consolidated statements of financial condition of Hoosier Hills Financial Corporation and subsidiary, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the National City Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

/s/  SHERMAN, BARBER & MULLIKIN
Madison, Indiana
March 25, 1999